Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
SAIA – Q3 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: OCTOBER 28, 2015/11:00AM EST

Operator

Good day, everyone, and welcome to the Saia, Inc. third-quarter 2015 results conference call. Today's call is being recorded.

At this time, I would like to turn the conference over to Doug Col. Please go ahead.

Doug Col  - Saia, Inc. - Treasurer

Thank you, Anne. Welcome to Saia's third-quarter 2015 conference call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer; and Fritz Holzgrefe, our Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O'Dell.

Rick O'Dell  - Saia, Inc. - President and CEO

Well, good morning and thank you for joining us. This morning, we released our third-quarter results, and I am disappointed that we were not able to build on the four quarters of record earnings that preceded this quarter. Although this was our 21st consecutive quarter of year-over-year LTL yield improvement, it was not enough to overcome the weak tonnage trends felt throughout the quarter.

Our previously announced market-based wage increase was effective July 1 and provided a significant cost headwind into weakening freight trends in what is normally a strong seasonal period. These factors, along with higher costs related to self-insurance, were largely responsible for our 27% year-over-year decline in operating income to $19.8 million.

A few comparisons of the third quarter of this year's results compared to last year include revenue decreased by 4.6% to $317 million, as LTL tonnage fell 6.7%. LTL revenue per hundredweight increased by 2.2%, despite the negative impact of lower year-over-year fuel surcharges. Operating ratio deteriorated by 190 basis points to 93.7, our diluted earnings per share of $0.46 compares to $0.64 in the third quarter of last year.

LTL tonnage worsened in each month of the quarter against difficult year-over-year comparisons. We have remained diligent in our pricing stance, but I will say that it is a bit more competitive out there, given current industry volumes.

I am going to go ahead and turn the call over to Fritz Holzgrefe to review our third-quarter results in more detail. Fritz.

Fritz Holzgrefe  - Saia, Inc. - VP of Finance and CFO

Thanks, Rick, and good morning everyone. As Rick mentioned, the third quarter of 2015 diluted earnings per share were $0.46. Total revenue of $317 million compares to $333 million in the third quarter of last year. Operating income of $19.8 million compares to operating income of $27.1 million in last year's third quarter. Both periods included 64 work days.

Third-quarter LTL yield rose 2.2%, reflecting the positive impact of our continued pricing actions, partially offset by lower fuel surcharge contribution. Next, I will mention a few key expense items and how they impacted third-quarter results.

Salaries, wages, and benefits rose 6.8% to $177.6 million in the third quarter. This figure includes a general wage increase implemented July 1, which averaged 4% across our employee base. Within the salary, wages, and benefits expense line, we also experienced a 10% year-over-year increase in healthcare and pharmacy costs, which we self-insure.

Purchased transportation declined 30% to $19.3 million or 6.1% of revenue versus 8.3% of revenue last year. Purchased transportation, as a percentage of total linehaul miles, were 10.7% in the quarter compared to 14.7% in the third quarter last year. This comparison was affected by lower volumes in the quarter and better management of our own capacity. Also, remember that, as we decrease our use of purchased transportation in a given period, there is an increase to the salary, wages, and benefits line as we run those miles with our own equipment and employees.

Depreciation and amortization of $16.8 million compares to $15.3 million last year, due to continued investments in tractors and trailers. As our tractor fleet age continues to drop, we benefit from enhanced fuel efficiency. Fuel mileage improved by 1.5% to 6.9 miles per gallon in the quarter.

Claims and insurance expense was $9.1 million in the quarter compared to $7 million in the third quarter of last year, or 2.9% of revenue compared to 2.1% of revenue a year ago. Expense related to accident severity was a negative in the quarter, while cargo claims improved by 22% year-over-year. Our cargo claims ratio of 0.86% compared favorably to 1.06% in the third quarter of last year.

Our effective tax rate was 37.2% for the third quarter of 2015, and we believe that 37.5% is a reasonable run rate to use for the remainder of the year. At September 30, 2015, total debt was $81.2 million. Net debt to total capital was 15.6%. This compares to the total debt of $83 million in net debt to capital of 17.7% at December 31, 2014.

Net capital expenditures in the first nine months of the year were $92.1 million, including equipment acquired with capital leases and excluding the February 2015 purchase of LinkEx. This compares to $85.5 million of net capital expenditures in the first nine months of 2014. Full-year 2015 net capital expenditures are forecasted to be approximately $125 million, including some additional equipment replacement in ongoing real estate projects during the remainder of the year.

Now I would like to turn the call back to Rick.

Rick O'Dell  - Saia, Inc. - President and CEO

Thank you, Fritz. So, to summarize the quarter, I would say that we are obviously dissatisfied with the financial results, but we are not swayed from our belief that success will be measured over the long-term, and our improved value proposition and pricing hold great potential.

In the quarter, Saia Associates achieved our goal of 98% on-time delivery and also successfully lowered our cargo claims ratio. Our focus on pricing may have somewhat exacerbated the decline that we saw in volumes in the short-term, but pricing for improved profitability and to reflect our value proposition will remain the cornerstone of our model at Saia.

Seasonal volumes did not develop as expected, and we have taken action to right size our labor force to match volume levels, which are currently running 3% to 4% below what we have expected with normal seasonality just 90 days ago. We are committed to proactively managing all costs across our network and in our administrative offices in order to maximize margins in a softer freight environment.

Though we are disappointed with the results, we will not stray from our strategy, which requires that we appropriately price our service and value proposition at a rate which provides an adequate return in what remains in an inflationary cost environment.

With these comments, we are ready to answer your questions. Operator

QUESTION AND ANSWER

Operator

(Operator Instructions) Thom Albrecht, BB&T Bank.

Thom Albrecht  - BB&T Capital Markets - Analyst

So, Rick, let me ask a factual question first. PT miles, what percentage of your miles did PT represent? And how did that compare a year ago?

Fritz Holzgrefe  - Saia, Inc. - VP of Finance and CFO

PT miles to total linehaul miles were 10.7% compared to 14.7% last year.

Thom Albrecht  - BB&T Capital Markets - Analyst

Okay. All right. And then, I guess, Rick, when I look at salaries, wages and benefits, the $177 million, obviously, you alluded to the fact that you're in a process of adjusting your work force that was up about $7 million sequentially. How quickly can you adjust? I mean, because you had given public updates on July and August tonnage. I'm guessing that September's tonnage was down close to 8%. How much of that salaries, wages and benefits is going to be fixed because you did raise driver pay and did the sign-on bonuses versus flexibility on the docks in that?

Rick O'Dell  - Saia, Inc. - President and CEO

I don't know if you are on trucking boards and whatnot, or you have someone that covers that type stuff, but we did a --

Thom Albrecht  - BB&T Capital Markets - Analyst

I have looked at it, but not in the last week or so. (laughter)

Rick O'Dell  - Saia, Inc. - President and CEO

Yes. We actually did a reduction in force to kind of make some corrections from a volume standpoint of what we are seeing today in a reduced outlook. It is approximately 4% of our work force. And it was done performance-based. Obviously, we value our employees and quality drivers, but we had -- it was probably over 90% where we had some documented performance issues.

So we have made some near-term adjustments. And, in hindsight, we probably could have and should have made some adjustments a little bit sooner, but when things -- you kind of hit a soft patch. I think the West Coast Port thing was kind of booming out there for a little while, and then it kind of softened up at the same time things appeared to soften up a little bit across the rest of our network.

And so we probably took that action maybe a little bit later than we could have and could have managed things a little better through the quarter. We did give a larger increase than normal, just to adjust to the market. We are committed to investing in our employees and our market-based compensation. And I think we commented, those increases were more in the 5% range versus kind of a 3% historical. So, it was a bigger cost headwind than we would normally see.

Thom Albrecht  - BB&T Capital Markets - Analyst

Right. So, historically, your OR from Q3 to Q4 deteriorates depending on how many years you look at, maybe 170 to 200 bps. But after what happened here, I don't know if that normal pattern would hold. I mean, it would seem like it could be less if you are getting on top, or maybe it holds because freight is just that much worse. How should we look at that?

Rick O'Dell  - Saia, Inc. - President and CEO

Yeah, I think your assessment is probably right. I mean, we are going to manage our costs better. Our yields didn't step up as linearly during the quarter as what we had been trending. So, compared to our expectations 90 days ago, that was probably a little softer.

Some of that just really depends on how many contracts come up for renewals and which ones are, whether they need a material increase or not. So it is not always linear. October has actually been a little bit better yield month for us, but volumes have actually stepped down again a little bit. So I think your view, kind of as we manage through it at this point in time, that probably history, which -- I mean, I would say 150 to 200 basis point deterioration is probably in the ballpark, as best as we can tell at this point.

Thom Albrecht  - BB&T Capital Markets - Analyst

Okay. And then, lastly, and certainly I have other questions, but I'll just ask one and then jump back into queue for others. So, I missed the first two or three minutes. Did you go through the monthly tons per day -- July, August, September, and October? I know you're on the record as 5.7% for July and 6.5% for August, but what about September and October?

Fritz Holzgrefe  - Saia, Inc. - VP of Finance and CFO

So, Thom, just to add, September tonnage was down 8% year-over-year. Shipments for September were down 5.9%. And then if you look at October, tonnage is down 8.5% and shipments are down 7.7%. And this is all LTL.

Thom Albrecht  - BB&T Capital Markets - Analyst

Sure. And then, do you have the shipments for July and August per day?

Fritz Holzgrefe  - Saia, Inc. - VP of Finance and CFO

Sure. So, the July tonnage -- this is LTL, minus 5.7% year-over-year, the related shipments were down 2.6%. Then, August was minus 6.5% tonnage, and then the related shipments down 4.0%.

Thom Albrecht  - BB&T Capital Markets - Analyst

Okay. Thank you. I'll jump back in the queue.

Rick O'Dell  - Saia, Inc. - President and CEO

Thanks, Thom.

Operator

Brad Delco, Stephens.

Brad Delco  - Stephens Inc. - Analyst

You made a comment that I think people are probably going to be pretty concerned about regarding the pricing environment as more competitive. Can you elaborate on that a little bit? It doesn't seem like margins in the industry are healthy enough for us to try to repeat what happened in 2009 or 2010. I just want to make sure that we have a very clear understanding of what that comment implied.

Rick O'Dell  - Saia, Inc. - President and CEO

Yes. I mean, first of all, I totally agree with your return comment. I also think we are fighting some headwinds in our industry from a cost perspective. And the driver market, I think, continues to be tight. And so I think that is going to continue into the future.

And I think it is very important that this granular pricing, to make sure that customers and shipments are operating properly, remains a cornerstone. So we are going to continue to stick and manage through that. I guess I would just say, we have seen a couple of what you might call early signs of people cutting some rates with 3PL's for volumes; a couple of competitive bids that have come out with people pricing materially below where we would see things would work for us.

You know, a little concerning that everyone doesn't necessarily share that philosophy. I would tell you, for us during the quarter, our contract renewals were up 6% for the quarter. And that compares to up 7% last quarter. So we have continued to have success moving rates up in lanes and with business that we need to. So I mean, it is not -- and I don't think you have seen things kind of fall off -- not really crazy things going on out there in the marketplace. And I think there is a large pool of people that are being very rational, but there may be a little bit of a chink in the armor with a couple of players.

Brad Delco  - Stephens Inc. - Analyst

Got you. Good context.

Rick O'Dell  - Saia, Inc. - President and CEO

So I don't understand, because some of the players that you see that with, I mean, they are still paying -- you see they are still hanging signs out in front of their terminal to pay signing bonuses. I mean, what kind of sense does that make?

Brad Delco  - Stephens Inc. - Analyst

No, that makes sense to me. And then, Rick, sort of my second question, a lot of people view sort of LTLs having a lot more fixed costs in some other transportation modes. Can you kind of give a view as to what you think, in your cost structure, is fixed versus variable? And maybe that will help kind of continue on maybe Thom's line of questioning as to how quickly, if we do need to lower cost, how quickly we can do that and to what extent we could cut?

Rick O'Dell  - Saia, Inc. - President and CEO

Yes. You know, a lot of our terminal labor costs from an hourly perspective are variable. And we have to manage that from a production standpoint. We didn't do a very good job of that in the quarter, quite frankly. We were a little reluctant. We were a little slow to react and some of our margins deterioration is self-inflicted. But that and some of the self-insurance things from a safety perspective are kind of our near-term opportunities.

We have targeted next year about $25 million worth of savings. Half of that probably is on the labor side. We also have targeted further cargo claim reductions, which I am confident that our execution can continue to improve in that area with a couple of programs that we have. And then a portion of it is -- a pretty big bucket is also on the maintenance side.

And then, we have just kind of daily variable costs. And then, over time, you have kind of semi-fixed costs too. I mean, we have made some investments in employee relations, safety, some sales resources, that you kind of have to reevaluate over a period of time if you are getting a return on those.

We did -- with our staff adjustments, were in the 4% range, and we did reduce some sales resources by about that same 4% for kind of performance-based. Our benchmarks show that we are still a little bit underrepresented in the marketplace. And, over time, I would say we are committed to our market share and selling our value proposition, so you don't want to be particularly shortsighted with that either.

Brad Delco  - Stephens Inc. - Analyst

No. That makes sense. If I were to try to just put big numbers around that, would you say fixed and variable is 50/50 overall for the business model? Or do you think it is 60/40? Any kind of way to put it in that terminology?

Rick O'Dell  - Saia, Inc. - President and CEO

About 50/50.

Brad Delco  - Stephens Inc. - Analyst

Okay.

Rick O'Dell  - Saia, Inc. - President and CEO

Yes, you do have some challenges. Right? I mean, if you run a network and your bill count goes down, you can manage your load average in your big heavy type lanes, but it is hard to make up when you lose three and four bills in Savannah.  You're still going to run those schedules. Right? So I could adjust my variable labor cost around the terminal, but you are still going to incur some linehaul cost. You get into a bigger terminal and it becomes more variable, but I mean, that is one of the challenges that you have in managing a network like this. Right?

Brad Delco  - Stephens Inc. - Analyst

No. No. Exactly. I definitely understand that. Well, that is great color. I appreciate the time, Rick. Thanks very much.

Rick O'Dell  - Saia, Inc. - President and CEO

Okay.

Operator

Jason Seidl, Cowen & Company.

Jason Seidl  - Cowen & Company - Analyst

Sticking on the pricing theme, you were kind of enough to give us your contractual pricing in the quarter. Given some of the, let's say, unreasonable pricing practices you described here recently by some of your competition, do you think that 6% is going to fall even further in the fourth quarter?

Rick O'Dell  - Saia, Inc. - President and CEO

Probably a little bit. I don't know, it will be interesting. I mean, our comps get tougher, because if you remember, last year, we weren't very satisfied with our margins and we began to take a more aggressive pricing stance. And so we're overlapping some quarters that have some higher absolute numbers in them. But I mean, October sequentially was a good step-up month for us. So, from a base period, we're kind of off to a good start. Better than any month I had in the last quarter.

So, part of that is just the magnitude of contract renewals. And then also the fourth quarter is the largest quarter that we have in contract renewals, as they are a little bit heavier weighted to 4Q, so that could be some opportunity as well.

Jason Seidl  - Cowen & Company - Analyst

No. Has this price aggressiveness, has this been sort of across the board? Or has it been focused more on 3PL freight?

Rick O'Dell  - Saia, Inc. - President and CEO

I mean, I just said there has been a couple of examples of what people go into 3PL's for volume, which, to me, that is kind of the first sign of kind of a crack in the armor, so to speak. But it could also just be somebody's strategy, too, right? It could be an isolated incident.

Jason Seidl  - Cowen & Company - Analyst

How should we look at CapEx for next year? I know you guys don't have a number out there yet, but what should we be thinking about in the model? I am assuming probably down somewhat from this year.

Rick O'Dell  - Saia, Inc. - President and CEO

Yes. For next year pricing, you're talking about?

Jason Seidl  - Cowen & Company - Analyst

No. No, CapEx.

Rick O'Dell  - Saia, Inc. - President and CEO

We see value in continuing to lower our fleet age and having some cost benefits for that. So we will probably make some investments in the same ballpark as this year.

Fritz Holzgrefe  - Saia, Inc. - VP of Finance and CFO

Yes. I mean, you've got the two primary returns out of the fleet investment are obviously maintenance cost, and -- well, three, actually -- maintenance, fuel efficiency, and then safety -- the latest, bring even more current safety equipment. So I think there is a continued focus on those sorts of investments that give us a pretty quick return.

Rick O'Dell  - Saia, Inc. - President and CEO

And then we just have to look at it over a period of time. I mean, it depends kind of what the outlook is. We have good cash flow, strong balance sheet, and we think we continue to make prudent investments. And then, if we need to -- if we were to need to make adjustments to our fleet size, we just take out the old stuff, which is the most costly and less efficient as well. Right?

Jason Seidl  - Cowen & Company - Analyst

That makes sense. I guess the last question I'll have, I was having a back and forth with a client this morning over sort of the state of the economy, and his contention was that we are probably in a recession, just based on what the transports are seeing right now. I would love your feel for what you believe the economy is doing right now.

Rick O'Dell  - Saia, Inc. - President and CEO

I mean, it feels like it has softened up, obviously, quite a bit over the last 60 to 90 days. I mean, to me, it is a pretty big change in our outlook. And I think, once you kind of get the rest of the LTLs out there, we will see kind of what their tonnage trends look like, and then we will have to figure out if it is a soft patch versus something a little more serious.

These guys talked about inventory build. You have got some maybe -- some of the West Coast port activity was a backlog and we probably got a little benefit there. I mean, I don't know. It might be a little early to get a big read on it, but it does feel soft. I don't disagree with you.

Jason Seidl  - Cowen & Company - Analyst

Okay. Fantastic. Gentlemen, thank you for the time as always.

Operator

David Ross, Stifel.

David Ross  - Stifel Nicolaus - Analyst

Rick, can you talk a little bit about dimensioners and how you are currently looking to roll those out in the network and what benefit they may bring?

Rick O'Dell  - Saia, Inc. - President and CEO

Yes. I mean, we have pretty good coverage across our network. We have 27 of them. We run about 30% of our freight in a week through the network of dimensioners. We use those that are misclassified. There are a certain percentage of those you can kind of adjust pricing on. And then, to the extent you have FAKs or range of pricing, you can’t adjust immediately on those, but you know what the dimensions are and you reflect it in your costing activities and your pricing over a period of time.

So we have a pretty sophisticated network set up where we periodically run customers through there. And if it is generating adjustments and whatnot, then we will keep running their freight through there. And if the freight is properly classified, and we are not having an issue, we quit taking it over to the machine. So obviously, not only you have the tool, right, you kind of have the system and network build around it and those are two key things that we do.

David Ross  - Stifel Nicolaus - Analyst

Is there any estimation as to what the yield benefit may have been over the past year with increasing the use of the dimensioners? You know, kind of like how -- when forklift scales became more prevalent, and there was the increased weight and inspection and chargebacks to the customers. Have the dimensioners seen anything similar?

Rick O'Dell  - Saia, Inc. - President and CEO

Yes. I mean, our average class is up. I guess I would have to look at it and see how much of it is. I mean, over a two-year time period, the number would be much larger than just last year. Right? Because we added, I think, 10% last year, but I would tell you the adjustment, just the rate adjustments that we are doing alone is a very meaningful percentage of our revenue from the dimensioning machines. It's greater than 1%. Probably 1.5% every day. I mean, if somebody is not using that, that is not very smart.

David Ross  - Stifel Nicolaus - Analyst

It is certainly something I think we are going to see more folks roll out and let's hope that buoys the pricing environment a little bit. Switching over to the expense side, insurance and claims over the years have been kind of a thorn in your side as it comes to kind of quarterly reporting. Is there any reevaluation being done of the self-insured retention level and where it makes sense to fall out on the premium versus self-insurance?

Rick O'Dell  - Saia, Inc. - President and CEO

We always look at that and where that runs in. Unfortunately, historically, when we have looked at that, the opportunity to reduce the volatility basically assures you one of the worst years you've ever had. So I don't think it makes a whole lot of sense. Right?

And, while this quarter was -- I think part of the reason this quarter feels it is not a good quarter, but it feels particularly bad because it compares against a very good quarter last year. So the year-over-year delta is…

Fritz Holzgrefe  - Saia, Inc. - VP of Finance and CFO

If you add in all the self-insurance, it is up to $0.10 to $0.15 a share.

Rick O'Dell  - Saia, Inc. - President and CEO

And, again, we had some healthcare expenses, which is largely, for us, was a pharmaceutical issue primarily, with a very expensive drug that came out and is available to people. So hopefully, that bubble may go. It is supposed to be a cure for significant disease, but it is very expensive on a monthly basis for three to six months. And so we are seeing some inflation related to that where people are coming out and taking advantage of that. And over time, if it helps with the disease, that's a plus, but near-term, that has created a challenge for us as well.

David Ross  - Stifel Nicolaus - Analyst

Okay. Well, thank you very much.

Rick O'Dell  - Saia, Inc. - President and CEO

Thanks, David.

Operator

Art Hatfield, Raymond James.

Art Hatfield  - Raymond James & Associates, Inc. - Analyst

Hey, thanks for taking my questions this morning. Hey, Rick, when you look at your tonnage, where it has gone and where it is kind of October, you talked about the softness in the economy, and you also talked about a couple of examples of maybe some more aggressive pricing. Where would you characterize your tonnage down-draft from the standpoint -- how much do you think of it is just the economy? One; and how much do you think it is your focus on maintaining price at current levels?

Rick O'Dell  - Saia, Inc. - President and CEO

I mean, I am going to have to get everybody else's numbers for the quarter, and then I would have to compare our tonnage trends to how they are doing. Right? On the UPS Freight, I believe, their numbers were out. And what were they, Fritz?

Fritz Holzgrefe  - Saia, Inc. - VP of Finance and CFO

Tonnage was down 10%, I think.

Art Hatfield  - Raymond James & Associates, Inc. - Analyst

Yes.

Rick O'Dell  - Saia, Inc. - President and CEO

So, I mean, I think when everyone else comes out and then we will have to see kind of -- like I said, how much of it is -- I mean, I think we have -- probably have a little more exposure to the oil patch than some of our competitors, just because we don't have 48-state coverage. So, by definition, we have got a strong share there in Texas, Oklahoma, and Louisiana, where the Company kind of grew up.

Comps are difficult because of last year's deal spillover. But I would tell you, the biggest frustration I have is, last quarter, I wasn't particularly pleased with the tonnage, but with the yield and the cost management, we were able to overcome that and have a pretty good quarter, that being a record. And then, it changed pretty dramatically.

The timing is a little bit unfortunate because we made a significant investment in employees that I think was necessary and the driver market is tight. We are not going to hold down driver wages while we are reporting record earnings. I mean, that doesn't make any sense. And that's not the kind of company that we are.

So we, based on our market study, we made a significant investment, and then a little bit of our issues were somewhat self-inflicted with us not executing as well as we could have on the reduced volume environment. But, I think, over time, it will work. The yield didn't go up in a linear fashion that we had kind of estimated. So, it left us a little short on that side, too.

So, I think it is just a combination of factors that created the situation that we are in. Very disappointed in it, and committed to getting the cost management more focused on the cost management side while we continue to manage through our revenue mix and yield opportunities as well. And what I would tell you is there is still a deal flow out there of businesses coming to market and going through RFQ’s. We are diligently mining those opportunities for growth opportunities.

We're going to open a second terminal in Chicago in the first quarter, which should be a positive for us. We are underrepresented with terminal coverage there. And the big cities like that, you get closer to the customer. And we should be able to generate at least incremental business there -- $40,000, $50,000 a day in the first year, which would be 1% growth.

So we are not just conceding the market. I mean, what you have to do is, you have to mine the market for the customers that value what you are doing out there in terms of service quality, cargo claims ratio, the responsiveness that we have in our organization to the customer. So we are continuing to pursue those things. And I am confident over a period of time, Saia is not going to be in a perpetual market share decline, you know?

I am willing to take a couple of percentage points off, where somebody else says if my yield goes up 2% or 3% higher than the market, and my analytics show that we are underpriced in the marketplace and we need to continue to take those opportunities to reprice accounts appropriately that need to be repriced over a period of time, depending on market conditions.

Art Hatfield  - Raymond James & Associates, Inc. - Analyst

No, that's helpful. When you talk about the -- your poor execution on the cost side, is that an issue of recognition? Or was it an issue of just putting off the decision and thinking that maybe it would turn at any moment?

Rick O'Dell  - Saia, Inc. - President and CEO

I mean, I think when it was time and it was clear where we were, a decision like that is always difficult. It impacts people, their families, even if some person has some documented performance issues, I mean, you would rather coach them around and get them to improve. Right? It is not really on a philosophical decision to go out and do that, so you never feel good about it. Right?

But I mean, in fairness, like we weren't managing our variable labor hours to the extent that things had slowed down. So I mean, that part of it is our own execution. I would tell you, because the driver market has been tight and our employees are highly valued, I mean, we probably waited a little bit longer than, in hindsight, than I would have liked. But I think that is prudent too. Right?

We are not the kind of company every time you turn around volumes dip for three weeks, you're going to turn around and lay people off. I mean, that is just -- that is not appropriate. So I would have liked to have seen our execution be a little bit better. I mean, but when volumes soften up, it is hard to maintain load average and productivity, and you lose some route density. And you've got to work through those things and make adjustments. And we didn't adjust as quickly as we would have liked.

Now I am confident over a period of time we will execute better. I wouldn't necessarily call our execution poor, but I think it could have been better. We have higher expectations than what we achieved. Let's put it that way. Right?

Art Hatfield  - Raymond James & Associates, Inc. - Analyst

No. That is a fair explanation. Last thing for me, right now, on the insurance side, it seems like insurance costs are kind of headed higher. Can you talk a little bit, not at just about you, but really about the where you see the market heading? And is this going to be something that theoretically is problematic for some carriers in that their insurance costs start to get out of control? One. And two, are you seeing any providers pulling back from the market at all?

Rick O'Dell  - Saia, Inc. - President and CEO

Yes, we are working toward our renewal right now, and indications are that the expense is going to go up a fair amount. You know, that is not the biggest portion of our -- because we are so self-insured, it is not a huge portion of our overall expense. But it is looking to go up materially next year.

I don't know, Doug, are you seeing somebody pull out of the market or anything? Doug handles our risk area, so he would probably be better to answer that directly than me.

Doug Col  - Saia, Inc. - Treasurer

I don't think we are far along enough in the renewal process to say we are not seeing carriers willing, or insurance carriers willing to come in and compete. But just given the size and the visibility of some major transportation-related claims and awards last year, I would just say insurance carriers are, if they are still playing in this market, they are very careful about who they underwrite. So, it is competitive, but it is something we will manage through as we get closer to our renewal.

Art Hatfield  - Raymond James & Associates, Inc. - Analyst

Sure. So it sounds like it is not necessarily an issue for you, but it could be an issue for some smaller carriers if they have got poor experience?

Rick O'Dell  - Saia, Inc. - President and CEO

Yes. Potentially, I think that combination of poor experience and some very high profile accidents that probably have some huge numbers associated with it. Right?

Art Hatfield  - Raymond James & Associates, Inc. - Analyst

Yes.

Rick O'Dell  - Saia, Inc. - President and CEO

Got to make you think. And, like you said, for us, I think carriers that have a robust safety program or investing in technology have all the onboard devices and electronic logging and things that are going to come to market, and become even more prevalent out there amongst the smaller carriers. And you have got to think it is going to have some impact. Right?

Art Hatfield  - Raymond James & Associates, Inc. - Analyst

Right. No, I would think so. Hey, thanks for the time this morning, guys.

Operator

Alex Vecchio, Morgan Stanley.

Alex Vecchio  - Morgan Stanley - Analyst

Thanks for taking my questions. Rick, obviously, we have seen M&A pick up in the space over the last few months. And I kind of want to touch back on the pricing environment. And maybe, can you kind of talk to the extent to which there might be some relationship between the behavior of some competitors, just given what has happened in the market and from an M&A perspective?

Rick O'Dell  - Saia, Inc. - President and CEO

Are you talking about XPO specifically? Or what are you -- I don't know what your question really is.

Alex Vecchio  - Morgan Stanley - Analyst

My question is, are you seeing behavior change at carriers that are now owned by different companies? So, yes.

Rick O'Dell  - Saia, Inc. - President and CEO

No. No. I don't want to get into one sign of something I saw with a couple of people and we don't normally name other carriers out there, but that wasn't the carrier that I was referring to.

Alex Vecchio  - Morgan Stanley - Analyst

Okay. But there are numerous other folks out there that are engaging in a bit more aggressive pricing behavior?

Rick O'Dell  - Saia, Inc. - President and CEO

I have only seen a couple of other instances, and you see it in RFQs and sometimes I don't know who won the business or if somebody tells me that, if they are telling me the truth or not. So somebody -- they may tell me, oh, they are trying to get me to match somebody's pricing, and they may tell me it is FedEx who won the business.

I don't necessarily really know if they are benchmarking me against FedEx, or it is a second-tier player and they are just looking for cost savings, and they are going to that. So, from that perspective, I really don't know.

I do have -- there is an example of a competitor who went to a 3PL on good sources that I have, and made some adjustments to their rates for volume. And it is one of the bigger players. So to me, that's -- I just don't like that. Now I haven't seen that as being widespread and I wouldn't say it is numerous, but I don't know kind of where we are.

And I guess the only thing other I would say about the merger and acquisition thing, I think there is some other 3PL's that control a fair amount of business or work through TMS, and there are some of those players, while most people are taking a wait-and-see attitude, there are some of those players that are a little uncomfortable with the closeness of that relationship of the asset base and the 3PL provider, and having access to their information and that freight information.

So, we have seen some opportunities -- a handful of opportunities come to us because of some concern with respect to that. So, I mean, over time, I mean, that could potentially be a positive for us. That is the only other sense -- examples I would have of an impact of a merger in the space.

Alex Vecchio  - Morgan Stanley - Analyst

Okay. No, that is really helpful color on that front. On the tonnage, you noted that October was down 8.5%. Assuming you kind of want to stay as disciplined as you feasibly can on pricing, and this behavior kind of persists from the market, should we assume that that tonnage might actually get worse and maybe end up being worse on a year-over-year basis for the full fourth-quarter? How are you thinking about the full fourth-quarter from a tonnage decline perspective?

Rick O'Dell  - Saia, Inc. - President and CEO

Our comps get easier kind of through the quarter. And then, obviously, all year, we have been down, right? So, last year kind of had a truckload spill over and things freed up a little bit in the fourth quarter. So I think the comps get a little bit easier.

I think if we take today's kind of current run rate and move that kind of into next year, and had normal seasonality, I think we would end up in the down 2% area. But if you didn't get another step-down, kind of where you end up in a run rate in the next year is a 2% kind of level, based on kind of a three-year historical average of what we would consider normal seasonality, whatever that is any more, you know? (laughter)

Alex Vecchio  - Morgan Stanley - Analyst

Yes. I hear you. Okay. So that is kind of a comment for -- go ahead. Sorry.

Rick O'Dell  - Saia, Inc. - President and CEO

I don't know how else to plan. Right? I mean, you have that plus whatever wins you have in the marketplace. And some business gets deselected from a variety of reasons at points in time, whether that be our choice or the customer's choice. Sometimes they change loads and those things are out of your control.

You know, somebody moves a plant or something like that. I guess that is just from an indication of kind of a run rate thing we are looking at migrating toward for next year. That is probably the best data I would have for you at this point in time.

Alex Vecchio  - Morgan Stanley - Analyst

No. Great. That is really helpful color on the outlook there on the tonnage. So lastly, then, how much pricing do you actually need to expand margins? At what point -- if pricing were to fall to X-percent, is it almost -- or much more difficult to expand margins for you?

Rick O'Dell  - Saia, Inc. - President and CEO

Yes. I mean, yield is obviously the biggest lever that you have. Right? But you have a lot of levers. I mean, there are cost levers. I mean, we can make other adjustments if necessary. We have engineered improvement opportunities. I guess what I would tell you is just -- let's just say, we look into next year. Right? When we stated this, I mean we think we should be able to kind of improve in a normal year by a point and a half or so on the operating ratio, because I think we are still underperforming and we are not getting the types of returns that we seek.

If pricing and tonnage are both negative, obviously that gets more difficult to do. Beyond that, we could kind of try to step through. Cost increases are going to run a little bit higher into the year, because we have already committed to our wage increases. As we go into next year, you know you are going to have healthcare inflation. I would tell you I think next year, while I do think the driver market will stay tight, I mean, I think compared to this year, where we made some pretty meaningful market adjustments in specific markets as well as with positions like over the road drivers. Next year will be more of a normal increase, more in the 3% range. So the back-half we won't have the same inflationary challenges.

And then, I think I commented, I mean, as we go through our planning process, we are planning for lower tonnage and lower pricing than what we achieved this year. And we are very focused on some engineered cost initiatives, targeting in the $20 million -- in excess of $20 million for next year. So, I don't know if that helps you from a modeling standpoint and a philosophical standpoint.

Alex Vecchio  - Morgan Stanley - Analyst

No, that is really helpful. Okay. I appreciate the time and I'm going to pass it along. Thank you.

Rick O'Dell  - Saia, Inc. - President and CEO

All right, thanks.

Operator

(Operator Instructions) Scott Group, Wolfe Research.

Scott Group  - Wolfe Research - Analyst

The 4% work force reduction, when did that take effect? And what percent of the salaries line does that impact?

Rick O'Dell  - Saia, Inc. - President and CEO

It took effect on Friday, so it would be about two months of benefit for the quarter. And then it's -- when you say it is our salary, wages, and benefits line that will be impacted, and over time, you would see some impact on the fringe rate as well.

Scott Group  - Wolfe Research - Analyst

I am guessing, though, it doesn't impact the entire salaries line? I'm guessing there is some part of that that is more fixed or bonus-related or something?

Rick O'Dell  - Saia, Inc. - President and CEO

That is correct.

Scott Group  - Wolfe Research - Analyst

So, what is a good, like on that salaries line, what is a good percent to take that? Would come down 4%? Or, I guess, if it is simpler for you, what is the ultimate cost savings from this 4% work force reduction?

Rick O'Dell  - Saia, Inc. - President and CEO

Our first pass, again, I don't even have a full week of productivity targets that we are achieving post that. Right? So I'm giving you, based on my historical experience with doing this and our working to manage better after we have gone through a process like this, it is probably around $1 million a month reduced expense run rate.

Scott Group  - Wolfe Research - Analyst

Okay. That's helpful. So on the pricing --

Fritz Holzgrefe  - Saia, Inc. - VP of Finance and CFO

But Scott, that wouldn't be in addition to what you described earlier.

Rick O'Dell  - Saia, Inc. - President and CEO

Oh, yes. And, obviously, there is some overlap with that for our targeted savings for next year. Right?

Scott Group  - Wolfe Research - Analyst

Got you. Okay, okay. On the pricing, I don't know if there is enough history with the 3PL's, but is this how the pricing has started to fall in the past? Does it start with the 3PL's and then lead? Or is this an unusual kind of first chink in the armor?

Rick O'Dell  - Saia, Inc. - President and CEO

What I would say is I have seen that be a first chink in the armor thing, and then sometimes it falls after that. But I have also seen sometimes you just have one player who says, I want to do this, and maybe he didn't participate with this 3PL previously, or he is not participating to the extent they choose to, and it is just the one-time action. Right?

So the question is, is that a reactionary thing where somebody else follows; the next thing you know this segment of your business begins to deteriorate from a yield standpoint. I mean, I don't know. I think it's -- to me, when people ask me what is the first sign, I mean, to me, sometimes that is a sign that you look at. But I also see people are using various tactics with 3PL's.

I mean, some people cut their rates with 3PL's from December to March 1, because it is a slow seasonal period and they want more business. I mean, I personally think it is a slow seasonal period for them, it is a slow seasonal period for me. I would rather manage through it than reduce my yield. So I have chosen not to do that.

I also feel that people that resell a blanket 3PL, if they want to resell my pricing, I will give them that, but I am not turning my pricing into transactional business every time there is a seasonal downturn. But other carriers have different philosophies or something they are trying to do during that time period.

So, I don't control what other people do. We can only control our philosophy and our discipline.

Scott Group  - Wolfe Research - Analyst

–Knowing what you know…

Rick O'Dell  - Saia, Inc. - President and CEO

Why exacerbate a low seasonal period? (laughter) I mean, to me, it just doesn't make any sense to me. Just accept that is a slow seasonal period and manage through it.

Scott Group  - Wolfe Research - Analyst

Yes. Yes, yes. I hear you. Knowing what you know, how would you budget for LTL pricing next year? Your LTL pricing.

Rick O'Dell  - Saia, Inc. - President and CEO

I mean, I think there will be a step-down from what we have been able to achieve in the prior year, so we are trying to be conservative. We have taken our tonnage expectation -- I think I talked to you guys about that, where we kind of think our run rate would be if we got normal seasonality.

And I still think with where we are and what we are seeing in the marketplace, I mean, we are targeting a 4% to 5% increase in contract renewals. And I think you're looking at, based on the general rate increases and the timing that has already been announced, I mean, we would target something in that range as well, similar to what other people have done.

Our practices kind of follow the market. So, what other people get out there in front and then we go along, we want to keep our tariff in line with the market. So as you are out there pricing, you are not out of whack from a discount percentage. Right?

Scott Group  - Wolfe Research - Analyst

Do you still think 4% to 5% pricing is reasonable for next year?

Rick O'Dell  - Saia, Inc. - President and CEO

That is what I am targeting.

Scott Group  - Wolfe Research - Analyst

And then, just last question. So maybe with the tonnage commentary and the pricing commentary, do you think we can see that margin improvement in earnings growth in the first half next year? Or do we realistically need to wait until third-quarter and kind of lapping this kind of latest letdown in tonnage?

Rick O'Dell  - Saia, Inc. - President and CEO

It is probably a little early to say.

Scott Group  - Wolfe Research - Analyst

All right. Thank you for the time, guys.

Rick O'Dell  - Saia, Inc. - President and CEO

I mean, I have some preliminary modeling that we have gone through and things, but I am not sure I am prepared to answer that right now.

Scott Group  - Wolfe Research - Analyst

Okay. That's fair. I know.

Rick O'Dell  - Saia, Inc. - President and CEO

Okay.

Scott Group  - Wolfe Research - Analyst

All right, thank you, guys.

Operator

Willard Milby, BB&T Capital Markets.

Thom Albrecht  - BB&T Capital Markets - Analyst

Hey, it's Thom Albrecht. I accidentally knocked my own phone off so I am using Will's. (laughter) A couple things. I didn't see on your website, but did you end up doing an October GRI, like a few of the players did? And then I have kind of a follow-up.

Rick O'Dell  - Saia, Inc. - President and CEO

No. We tend to follow the market from a general rate increase perspective, Thom. And while some people have gone early, you got some other players that went last year in January and are doing that. And we tend to kind of not come early to that party, but just show up when everybody else gets there, so to speak. So you could probably assume a January timeline and something in line with what others have done to keep our tariff well-aligned.

Thom Albrecht  - BB&T Capital Markets - Analyst

Okay. And I think Scott kind of partly clarified this, but when you get at these points where the market is turning for better or worse, you kind of parse every word. You were talking earlier that relative to 2016, you thought that tonnage and pricing would be lower. I think what I heard is, on the pricing front, you meant rate increases would be smaller, not necessarily negative pricing, but that, on the tonnage front, maybe for a while, it could still linger and be negative, at least to start 2016. Am I hearing you right on those two fronts?

Rick O'Dell  - Saia, Inc. - President and CEO

Correct. Yes, I think I said if we kind of gotten normal seasonality as we -- from here, and I am talking about October's run rate, as you kind of overlap some weaker periods we experienced last year, it is around a negative 2% tonnage, would kind of be a normal thing from here.

And, obviously, I mean, we are seeking market share. We're opening another terminal in Chicago in the first quarter. I mean, I am not just accepting a reduced tonnage outlook into perpetuity or anything, but I think, from a planning perspective and what you're going to achieve from a margin standpoint, I think it is prudent to plan for maybe a softer environment, some continued yield discipline on our part, and get more aggressive on a cost -- from a cost management perspective. So, philosophically, that is what we are working on.

Thom Albrecht  - BB&T Capital Markets - Analyst

Okay. That was helpful. Thank you.

Rick O'Dell  - Saia, Inc. - President and CEO

All right. Well, thank you for your interest in Saia this morning. And we look forward to providing you some additional updates as we visit with you guys. Thanks.

Operator

This does conclude today's conference. We thank you for your participation.